Exhibit 10.4
AGREEMENT AND GENERAL RELEASE
THIS AGREEMENT AND GENERAL RELEASE (“AGREEMENT”) MUST BE SIGNED AFTER TERMINATION OF EMPLOYMENT AND MUST BE FILED WITH D.R. HORTON, INC., 301 COMMERCE STREET, SUITE 500, FORT WORTH, TX 76102, ATTN: PAULA HUNTER-PERKINS NO LATER THAN DECEMBER 5, 2006. IF THIS AGREEMENT IS NOT RECEIVED BY D.R. HORTON BY DECEMBER 5, 2006, THIS AGREEMENT WILL BE NULL AND VOID AND OFFERS MADE WITHIN IT WITHDRAWN. THIS AGREEMENT MAY BE REVOKED WITHIN SEVEN DAYS AFTER IT WAS SIGNED BY FILING A WRITTEN AND SIGNED REVOCATION NOTICE WITH PAULA HUNTER-PERKINS, 301 COMMERCE STREET, SUITE 500, FORT WORTH, TX 76102. TO BE EFFECTIVE, REVOCATION MUST DELIVERED TO D.R. HORTON WITHIN SEVEN DAYS AFTER YOU SIGNED THE AGREEMENT. YOU MAY NOT MAKE ANY CHANGES TO THIS FORM.
     D.R. HORTON, INC. and any subsidiary corporations of D.R. Horton, Inc., and all other entities related directly or indirectly to D.R. Horton, Inc. (collectively “the Company”) and I, THOMAS F. NOON, agree as follows:
1. Recitals.
     1.1. On or about April 1, 1995, I entered into an Employment Agreement (“Employment Agreement”) with the Company wherein I agreed to employment with the Company.
     1.2. Pursuant to paragraph 7 of the Employment Agreement, my employment can be terminated provided the Company or I provide 15 days notice of termination. However, I have decided to resign from the Company effective immediately, and both I and the Company have agreed to waive the notice provisions of paragraph 7 of the Employment Agreement.
     1.3. I informed the Company that I was resigning my employment with the Company effective October 20, 2006.
2. Benefits. The Company promises to pay or provide the following to me:
     2.1. Severance Pay in Consideration for Release. The Company will pay me additional compensation which I would not otherwise be entitled to receive in exchange for the releases set forth below consisting of $47,115.46, representing gross base salary (without benefits or additional compensation) for fourteen (14) weeks of employment, plus an additional $5,000. These payments, collectively, constitute my Severance Pay. This Severance Pay will be subject to all applicable federal, state and local taxes and related employment deductions.
     2.2. Vacation Time Cashout. I will receive a gross payment of $17,091.97 for my unused but accrued annual vacation and personal time. This amount shall be subject to all appropriate federal, state, and local taxes and other customary and proper payroll deductions.
OWBPA Severance Agreement

     2.3. Final Wages. I have my final gross wages of $3,365.38, exclusive of any Bonus Compensation (as described in section 2.3.1. of this Agreement) less all applicable federal, state and local taxes and related employment deductions. This constitutes my final accrued and unpaid wages from the Company. I agree that I am not entitled to any additional wages (other than the Bonus Compensation as described in section 2.3.1 of this Agreement, as approved), from the Company.
          2.3.1. Bonus Compensation. Subject to the terms of my Fiscal Year 2006 Chief Operating Officer Compensation Plan, executed by me on February 1, 2006, and as approved by the Compensation Committee of the Board of Directors of the Company, I agree that I will receive a gross amount of $563,405 from the Company. This amount constitutes the entire amount of my Bonus Compensation to which I am entitled from the Company. This amount shall be subject to all appropriate federal, state, and local taxes and other customary and proper payroll deductions. I understand that the Bonus Compensation, as approved by the Compensation Committee of the Board of Directors of the Company, will be paid to me to me no later than forty-eight (48) hours after final approval by the Compensation Committee. I agree that I am not entitled to any additional Bonus Compensation from the Company. I further agree that the Bonus Compensation described in section 2.3.1. of this Agreement is not being paid in consideration of my providing the Release to the Company contained in section 3 of this Agreement.
     2.4. Stock Options. I understand that I have participated in the Company’s 1991 Stock Incentive Plan, as amended, and the 2006 Stock Incentive Plan, and the related non-qualified stock option agreements for each stock option grant (collectively “Stock Option Plans”). I understand and agree that the provisions of the Stock Option Plan are controlling over my rights to obtain stock options associated with my employment at the Company. I agree that I am not entitled to any additional options, or any acceleration of the granting of new options, or the acceleration of the vesting of existing options from the Company under the Company’s Stock Option Plans.
     2.5. 60 Day Notice Payment. I understand that my resignation is occurring during a reduction of force by the Company. Accordingly, I have received a gross amount of $26,923.12 equal to 60 days wages. This amount shall be subject to all appropriate federal, state, and local taxes and other customary and proper payroll deductions.
          2.5.1. Benefit Reimbursements. The Company agrees to pay me the gross amount of $3,051.81. This amount shall be subject to all appropriate federal, state, and local taxes and other customary and proper payroll deductions. The net amount is equal to the cost of continuing my employment benefits for the next 60 days. I will receive this amount regardless of whether I elect to continue my employment benefits pursuant to COBRA following the termination of my employment with the Company.
     2.6. 401k, SERP, & Deferred Compensation. I will be eligible for a distribution of my vested 401k account, Supplemental Executive Retirement Plan No. 2 (SERP No. 2) account, and Deferred Compensation Plan in accordance with the applicable plan guidelines. (Distribution election forms will be forwarded to me as applicable by separate cover).
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     2.7. Eligibility for Continuation Benefits. As to Company-provided medical, dental or vision plans in which I participate, I will be entitled to buy continued health plan coverage under the normal COBRA health care continuation rules. Details regarding this coverage will be provided to me under separate cover.
     2.8. Indemnification. The Company agrees that it will indemnify me in my role as an officer of the Company in accordance with the Seventh Article of the Certificate of Incorporation, as amended, of the Company which provides that employees and officers of the Company shall be indemnified to the fullest extent provided by the General Corporation Law of the State of Delaware (“DGCL”), provided my actions are within the scope contemplated by the DGCL. The Company acknowledges that such indemnification includes actions, suits, claims or proceedings related to my role as the named Responsible Managing Officer on behalf of the Company, including but not limited to Continental Residential, Inc., D.R. Horton San Diego Holding Company, Inc. and Western Pacific Housing Management, Inc., under State of California Contractors Licenses, provided my actions are within the scope contemplated by the DGCL. I agree to meet with and cooperate, to the fullest extent of the law, with the Company and its counsel, in any action for which the Company provides me indemnification.
     2.9. Payments by the Company
          2.9.1. I agree that the Severance Pay described in subsection 2.1, is a benefit that the Company is not required to pay me under its normal policies and procedures or under the Employment Agreement. The benefits described in sections 2.2, 2.3, 2.5, and 2.5.1 of this Agreement have been paid to me and I have received them, on my last date of employment, which is October 20, 2006. I understand that I will receive the Bonus Compensation described in section 2.3.1 as approved by the Compensation Committee of the Board of Directors, no later than forty-eight (48) hours after approval by the Compensation Committee.
          2.9.2. I understand and agree that my Severance Pay under subsection 2.1 will be paid or made available to me only if (1) I have signed and returned this Release to the Company within 45 days; (2) I have not revoked the Agreement, which I understand I may do within seven days after I sign it; and (3), I have returned all Company property as required by section 4.3 of this Agreement. The Company will not pay me the Severance Pay described in section 2.1 until after the expiration of the seven-day revocation period (or if I have revoked this Agreement, then the Company will not pay me the severance pay at all) and after it has certified that I have, in fact, returned all Company property as required by this Agreement.
     2.10. No Other Payments. I agree that other than the consideration and other payments listed in this Agreement, and with the exception of those payments mandated by law, I am not entitled to any other consideration, cash, payment, salary, wage, commission, severance, distribution, fringe benefit (excluding my 401k plan contributions, SERP No. 2, and Deferred Compensation Plan), COBRA benefit, insurance, vacation/personal pay and/or bonus compensation, under any employment policy, this Agreement or any other prior oral and/or written agreement. Except for the obligations and promises set forth in this Agreement, I agree and understand that this Agreement releases the Released Parties from each and every obligation,
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monetary or otherwise, owed to me now and in the future.
3. Complete Release
     3.1. In General. I irrevocably and unconditionally release all the Claims described in subsection 3.2 that I may now have against the Released Parties listed in subsection 3.4, except that I am not releasing any Claim that relates to: (i) my right to enforce this Release or (ii) any rights or claims under the Age Discrimination in Employment Act or any other law that may arise after I sign this Release.
     3.2. Claims Released. Subject only to the exceptions just noted, I am releasing all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (“Claims”) with respect to any Released Party listed in subsection 3.4. I understand that the Claims I am releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:
Antidiscrimination statutes, such as the Age Discrimination in Employment Act and Executive Order 11,141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment discrimination, such as the California Fair Employment and Housing Act, which prohibits discrimination based on race, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, or sexual orientation;
Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.
Other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, such as California Labor Code sections 200 et
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seq. relating to salary, commissions, compensation, benefits and other matters, and any applicable California Industrial Welfare Commission order.
Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claim, such as a benefit claim, that was explicitly or implicitly denied before I signed this Release; (v) any Claim I might have for extra benefits as a consequence of payments I receive because of signing this Release; or (vi) any Claim to attorneys’ fees or other indemnities.
     3.3. Unknown Claims. I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Release shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.
I expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     3.4. Released Parties. The Released Parties are the Company, all current or former related companies, partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors.
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4. My Promises
     4.1. Employment Termination. I agree that my employment with the Company and its affiliates has ended or will end on October 20, 2006, the date specified by the Company.
     4.2. Pursuit of Released Claims. I agree to withdraw with prejudice all complaints or charges, if any, I have filed against any Released Party with any agency or court. I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter with prejudice.
     4.3. Company Property. I agree to immediately return to the Company all files, memoranda, documents, records, copies of the foregoing, credit cards, keys, and any other property of the Company or its affiliates that are in my possession. I specifically agree that the Company will not pay me the Severance Pay indicated pursuant to section 2.1 until I have returned all of the Company’s property back to the Company.
     4.4. Taxes. I am responsible for paying any taxes on amounts I receive because I signed this Release and I agree that the Company is to withhold all taxes it determines it is legally required to withhold.
     4.5. Employment Agreement Terms. I understand and agree that my Employment Agreement contains the following terms, which I specifically reaffirm and incorporate in this Agreement. I understand and agree that the Company would not pay me the Severance Pay described in section 2.1 absent my agreement and reaffirmation of the following provisions of my Employment Agreement.
          4.5.1. Non-Solicitation of Employees. I agree that I will not, either directly or indirectly, for my own account or either as agent, servant or employee, or as a shareholder of any corporation, or member of any firm, solicit the employment of any employee of the Company, its parents, subsidiaries, affiliates, successors or assigns, for a period of three years following October 20, 2006. I understand that the Company is paying me the Severance Pay described in section 2.1 of this Agreement in reliance upon my agreement not to solicit the Company’s employees.
          4.5.2. Termination of Non-Compete Provision. I understand that the Company has agreed that section 2(a) of my Employment Agreement concerning my ability to engage or attempt to engage in the development of raw land for residential construction or in the construction and sale of single family homes shall be null and void and of no effect.
     4.6. Ownership of Claims. I have not assigned or transferred any Claim I am releasing, nor have I purported to do so.
     4.7. Nonadmission of Liability. I agree not to assert that this Release is an admission of guilt or wrongdoing and I acknowledge that the Released Parties do not believe or admit that
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any of them has done anything wrong.
     4.8. No Disparagement. I agree not to criticize, denigrate, or disparage any Released Party.
     4.9. Nondisclosure. I acknowledge that I possess secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company and its affiliates. I agree that the Company and its affiliates would be severely damaged if I used or disclosed this information. To prevent this harm, I have made the following promises and I acknowledge that the Company would be irreparably harmed if I broke any of them; these promises supersede other similar promises I may have made only to the extent that these promises are more protective of the Company’s interests, as it determines:
          4.9.1. Promise Not to Disclose. I promise never to use or disclose any such information before it has become generally known within the relevant industry through no fault of my own. I agree that this promise will never expire.
     4.10. Implementation. I agree to sign any documents and do anything else that is necessary in the future to implement this Release.
     4.11. Future Cooperation. I agree that as a named executive officer of the Company certain disclosures of my compensation and affiliated transactions with the Company are required to be publicly disclosed by the Company under the Securities Exchange Act of 1934, as amended, and I agree to provide any necessary information to the Company regarding myself as the Company requests, including completing the required Directors and Officers Questionnaire. Additionally I agree to cooperate, including meeting with the Company’s counsel on a reasonable basis, in the defense or prosecution of any litigation to which the Company is a party.
     4.12. Agreement Not To Sue. I represent that I will not in the future file any lawsuit or complaint against the Released Parties based on the Claims purportedly released in this Release. I promise never to seek any damages, remedies, or other relief for myself personally (any right to which I hereby waive) by filing or prosecuting a charge with any administrative agency with respect to any Claim purportedly released by this Release. Notwithstanding the forgoing, nothing in this Agreement shall preclude me from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act [29 U.S.C. § 620, et seq.] as amended by the Older Workers Benefit Protection Act. Nor shall anything in this Agreement be interpreted as preventing or precluding my participation in any investigation or proceeding conducted by the Equal Employment Opportunity Commission. Nor shall anything in this Agreement be interpreted as prohibiting me from filing a charge, including a challenge to the validity of the waiver agreement, with the EEOC pursuant to the Age Discrimination in Employment Act as amended.
     4.13. Other Representations. I have not suffered any job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future. I acknowledge and agree that I have not
OWBPA Severance Agreement

suffered any discrimination on account of my age, sex, race, national origin, marital status, sexual orientation, physical disability, mental disability, marital status, medical condition, or any other protected status, and that none of these ever has been an adverse factor used against me by any Released Party. I further acknowledge that I have been paid all wages and/or commissions owing to me. I understand that the Company relied on these representations in entering into this Release with me.
5. Consequences of Violating My Promises
     5.1. General Consequences. I agree to pay the reasonable attorneys’ fees and any damages the Released Parties may incur as a result of my breaching a promise I made in this Release (such as by suing a Released Party over a released Claim) or if any representation I made in this Release was false when made. I acknowledge that the Company would be irreparably harmed by any actual or threatened violation of Section 4.9 that involves disclosure or use of confidential information or trade secrets and that the Company will be entitled to an injunction prohibiting me from committing any such violation.
6. Consideration of Release.
     6.1. I acknowledge that, before signing this Agreement, I was given a period of at least 45 calendar days to consider this Agreement. I further acknowledge that I have received the listing of people effected by the Company’s recent reduction in force in the Southern California Region, attached hereto as Exhibit “A”. I understand that if I fail to return this Agreement to the Company by December 5, 2006, as indicated at the top of this Agreement, that this Agreement and the offers contained in it will be withdrawn, null and void. I also acknowledge that I have seven days after I sign this Agreement to revoke my agreement to it by sending a written revocation notice to the Company c/o Paula Hunter-Perkins D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, TX 76102. I waive any right I might have to additional time beyond this consideration period within which to consider this Agreement. I acknowledge that: (1) I took advantage of this period to consider this Agreement before signing it; (2) I carefully read this Agreement; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange for my execution of this Agreement that I would not otherwise be entitled to receive; (6) I understand that the Company, in writing, encouraged me to discuss this Agreement with my attorney (at my own expense) before signing it, and that I did so to the extent I deemed appropriate; (7) I understand that this Agreement waives any claims or rights I may have pursuant to the Age Discrimination in Employment Act, as amended, except any such claims arising under said Act which may arise after I sign this Agreement; (8) I understand that this Agreement does not prevent me from bringing a suit to challenge the validity of this Agreement as it applies to the claims seeking to enforce the ADEA; and, (9) I understand that this Agreement does not prohibit me from participating in any investigation or proceeding conducted by Equal Employment Opportunity Commission with regard to claims brought to enforce the Age Discrimination in Employment Act, as amended.
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7. Miscellaneous
     7.1. Entire Agreement. This is the entire agreement between me and the Company. This agreement may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant) other than those in this Release. If any provision in this Release is found to be unenforceable, all other provisions will remain fully enforceable.
     7.2. Successors. This Release binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, predecessors and assigns.
     7.3. Interpretation. This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release. Except to the extent governed by federal law, this Release shall be governed by the statutes and common law of the State of California (excluding any that mandate the use of another jurisdiction’s laws).
     7.4. Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same written agreement. I and the Company agree that a facsimile signature shall be valid for all purposes as though it were an original signature.
TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY SECTION 6 AND CONSULT YOUR ATTORNEY.
[signatures on following page]
OWBPA Severance Agreement

FOR EMPLOYEE:

Date: 10/28/2006	/s/ Thomas F. Noon

Thomas F. Noon

FOR THE COMPANY:

Dated: 11/2/2006	D.R. HORTON, INC.

	By:	/s/ Ted I. Harbour

Ted I. Harbour
Its Senior Vice President
OWBPA Severance Agreement